As filed with the Securities and Exchange Commission on August 22, 2018

Registration Statement No. 333-124545

Registration Statement No. 333-132650

Registration Statement No. 333-138533

Registration Statement No. 333-154169

Registration Statement No. 333-171324

Registration Statement No. 333-176242

Registration Statement No. 333-189994

Registration Statement No. 333-203456

Registration Statement No. 333-217236

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8 Registration Statement No. 333-124545

Form S-8 Registration Statement No. 333-132650

Form S-8 Registration Statement No. 333-138533

Form S-8 Registration Statement No. 333-154169

Form S-8 Registration Statement No. 333-176242

Form S-8 Registration Statement No. 333-189994

Form S-8 Registration Statement No. 333-203456

Form S-8 Registration Statement No. 333-217236

Post-Effective Amendment No. 3 to

Form S-8 Registration Statement No. 333-171324

Under

THE SECURITIES ACT OF 1933

VeriFone Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-3692546
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

88 West Plumeria Drive

San Jose, CA 95134

(Address of principal executive offices)

VeriFone Holdings, Inc. New Founders’ Stock Option Plan

VeriFone Holdings, Inc. Outside Directors’ Stock Option Plan

VeriFone Holdings, Inc. 2005 Employee Equity Incentive Plan

VeriFone Systems, Inc. Amended and Restated 2006 Equity Incentive Plan

Lipman Electronic Engineering Ltd. 2003 Stock Option Plan

Lipman Electronic Engineering Ltd. 2004 Stock Option Plan

Lipman Electronic Engineering Ltd. 2004 Share Option Plan

Lipman Electronic Engineering Ltd. 2006 Share Incentive Plan

Hypercom Corporation 2010 Equity Incentive Plan

Hypercom Corporation 2000 Broad-Based Stock Incentive Plan

Hypercom Corporation Nonemployee Directors’ Stock Option Plan

Hypercom Corporation Long-Term Incentive Plan

(Full title of the plan)

Vikram Varma

General Counsel and Secretary

88 West Plumeria Drive

San Jose, CA 95134

(Name and address of agent for service)

(408) 232-7800

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements (collectively, the “Registration Statements”) of VeriFone Systems, Inc. (the “Company”):

•

Registration Statement No. 333-124545 registering shares of Company common stock, par value $0.01 (“Common Stock”), issuable pursuant to the VeriFone Holdings, Inc. New Founders’ Stock Option Plan, the VeriFone Holdings, Inc. Outside Directors’ Stock Option Plan and the VeriFone Holdings, Inc. 2005 Employee Equity Incentive Plan, filed with the Securities and Exchange Commission (the “SEC”) on May 2, 2005;

•	Registration Statement No. 333-132650 registering shares of Common Stock issuable pursuant to the VeriFone Holdings, Inc. 2006 Equity Incentive Plan, filed with the SEC on March 23, 2006;

•

Registration Statement No. 333-138533 registering shares of Common Stock issuable pursuant to the Lipman Electronic Engineering Ltd. 2003 Stock Option Plan, the Lipman Electronic Engineering Ltd. 2004 Stock Option Plan, the Lipman Electronic Engineering Ltd. 2004 Share Option Plan and the Lipman Electronic Engineering Ltd. 2006 Share Incentive Plan, filed with the SEC on November 9, 2006;

•

Registration Statement No. 333-154169 registering shares of Common Stock issuable pursuant to the VeriFone Holdings, Inc. Amended and Restated 2006 Equity Incentive Plan (the “A&R 2006 Plan”), filed with the SEC on October 10, 2008;

•

Post-Effective Amendment No. 2 on Form S-8 to Registration Statement No. 333-171324 on Form S-4 registering shares of Common Stock issuable pursuant to the Hypercom Corporation 2010 Equity Incentive Plan, the Hypercom Corporation 2000 Broad-Based Stock Incentive Plan, the Hypercom Corporation Nonemployee Directors’ Stock Option Plan and the Hypercom Corporation Long-Term Incentive Plan, filed with the SEC on August 11, 2011;

•	Registration Statement No. 333-176242 registering shares of Common Stock issuable pursuant to the A&R 2006 Plan, filed with the SEC on August 11, 2011;

•	Registration Statement No. 333-189994 registering shares of Common Stock issuable pursuant to the A&R 2006 Plan, filed with the SEC on July 17, 2013;

•	Registration Statement No. 333-203456 registering shares of Common Stock issuable pursuant to the A&R 2006 Plan, filed with the SEC on April 16, 2015; and

•	Registration Statement No. 333-217236 registering shares of Common Stock issuable pursuant to the A&R 2006 Plan, filed with the SEC on April 10, 2017.

On August 20, 2018, Vertex Merger Sub LLC, a Delaware limited liability company (“Merger Sub”) and an indirect subsidiary of Vertex HoldCo LLC, a Delaware limited liability company (“Parent”), completed its merger (the “Merger”) with and into the Company, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 9, 2018 (the “Merger Agreement”), by and among Parent, Merger Sub and the Company. The Company was the surviving corporation in the Merger and, as a result, is now a wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing these Post-Effective Amendments to the Registration Statements to deregister all the shares of the Company’s Common Stock registered under the Registration Statements, which remained unissued as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San José, State of California on this 22nd day of August, 2018.

VERIFONE SYSTEMS, INC.

By:	/s/ Vikram Varma
Vikram Varma
General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act.